UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 19, 2009
BioMed Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-32261	20-1142292

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
17190 Bernardo Center Drive
San Diego, California 92128
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 485-9840

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
     On February 19, 2009, Alan D. Gold, BioMed Realty Trust, Inc.’s Chairman and Chief Executive Officer, entered into a pre-arranged trading plan to sell a portion of his equity holdings in the company as a part of his personal long-term strategy for asset diversification.
     The trading plan was designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and BioMed’s insider trading policy. Using these types of plans, insiders can gradually diversify their investment portfolios and spread stock trades out over an extended period of time, while complying with insider trading laws.
     Under the trading plan, Mr. Gold may sell up to 280,000 shares of BioMed’s common stock issuable upon redemption of limited partnership units in BioMed Realty, L.P., BioMed’s operating partnership subsidiary, which Mr. Gold received in exchange for contributing properties to BioMed at the time of its initial public offering in August 2004. Mr. Gold has not sold any of his equity holdings in BioMed to date. In the event that all of the stock covered by the plan is sold, Mr. Gold will continue to hold approximately 84% of his current equity holdings in BioMed.
     Sales of these shares by Mr. Gold may begin as early as March 23, 2009, and will terminate no later than February 19, 2010, unless terminated sooner in accordance with the trading plan’s terms. All sales of shares under the trading plan are subject to certain minimum price conditions and maximum sale volume limitations.
     Transactions under this plan will be reported to the Securities and Exchange Commission in accordance with applicable securities laws, rules and regulations. Similar trading plans may be adopted by BioMed’s officers or directors in the future. BioMed does not undertake to report trading plans that may be adopted by any of its officers or directors in the future, or to report any modifications or termination of any publicly announced plan, except to the extent required by law.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2009	BIOMED REALTY TRUST, INC.
	By:	/s/ KENT GRIFFIN
	Name:	Kent Griffin
	Title:	President, Chief Operating Officer and Chief Financial Officer